                                                                    Exhibit 10.7







                            INTERCONNECTION AGREEMENT


                                 BY AND BETWEEN


                         TENASKA GEORGIA PARTNERS, L.P.

                                       AND

                              GEORGIA POWER COMPANY






                          DATED AS OF OCTOBER 19, 1999

                            INTERCONNECTION AGREEMENT


         This Agreement ("Agreement") is made and entered into by and between Tenaska Georgia Partners, L.P., a partnership organized and existing under the laws of the State of Delaware and having its principal place of business at 1044
N. 115 Street, Omaha, Nebraska 68154 (hereinafter referred to as "Tenaska"), and Georgia Power Company, a corporation organized and existing under the laws of the State of Georgia and having its principal place of business at 241 Ralph McGill Boulevard, Atlanta, Georgia 30308 (hereinafter referred to as "Georgia Power"). Tenaska and Georgia Power may be hereinafter referred to individually as a "Party" and collectively as the "Parties."

                              W I T N E S S E T H:

         WHEREAS, Tenaska desires to engage in the interconnected operation of Tenaska's generating facility with the Georgia Power Electric System; and

         WHEREAS, Tenaska desires to engage in wholesale sales of electric energy to be generated by Tenaska's generating facility, located within the Georgia Power Electric System.

         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties covenant and agree as follows:


                             SECTION 1: DEFINITIONS

         In addition to the initially capitalized terms and phrases defined in the preamble of this Agreement, the following initially capitalized terms and phrases as and when used in this Agreement shall have the respective meanings set forth below:

         1.1 "Affiliate" - shall mean , with respect to any Person, another Person (i) which directly, or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person,
(ii) which, directly or indirectly, of record or beneficially, owns or holds 10% or more of the shares of any class of capital stock or other ownership interest of such Person having voting power or (iii) as to which 10% or more of the shares of any of the capital stock or other ownership interest of the Affiliate having voting power is owned or held, directly or indirectly, of record or beneficially, by or for such Person. For purposes of this definition, "control" when used with respect to any entity means the power to direct the


                                   Appendix A
management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         1.2 "Appendix" or "Appendices" - means any of the schedules, exhibits and attachments, including the Interconnection Procedures, which are appended hereto and are incorporated by reference herein and made a part of this Agreement.

         1.3 "Business Day" - means any Day excluding Saturday and Sunday and excluding any Day on which banking institutions in Atlanta, Georgia are closed because of a federal holiday.

         1.4 "Day" or "Calendar Day" - means a calendar day unless otherwise specified.

         1.5 "Emergency" - means a condition or situation associated with the transmission and distribution of electricity, including voltage abnormalities, that, in the sole reasonable judgment of Georgia Power, adversely affects or is imminently likely to adversely affect: (i) public health, life or property; (ii) Georgia Power's employees, agents or property; or (iii) Georgia Power's ability to maintain safe, adequate, and continuous electric service to its customers and the customers of any member of NERC.

         1.6 "Execution Date" - means the date on which this Agreement is executed and delivered by both Georgia Power and Tenaska.

         1.7 "Facility" - means all of Tenaska's equipment, as described in this Agreement, used to produce electric energy and required for parallel operation with Georgia Power.

         1.8 "FERC" - means the Federal Energy Regulatory Commission and any successor.

         1.9 "Force Majeure Event" - shall have the meaning ascribed to it in
Section 14.1.

         1.10 "Georgia ITS" - means the Georgia Integrated Transmission System, the transmission system owned by Georgia Power, Georgia Transmission Corporation, the Municipal Electric Authority of Georgia and the City of Dalton, Georgia and operated as an integrated transmission system.

         1.11 "Georgia Power" - shall have the meaning ascribed to it in the first paragraph of this Agreement, including any of its agents or its permitted successors and assigns.


         1.12 "Georgia Power Electric System" - means collectively, the entire network of electric generation, transmission and distribution facilities, equipment and other devices owned (in



                                   Appendix A
whole or in part) or controlled by Georgia Power, including the Georgia ITS, for the purposes of generating, transmitting, receiving, and distributing electric energy.

         1.13 "Good Utility Practices" - mean, at a particular time, any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry prior to such time, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result(s) at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practices are not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts expected to accomplish the desired results, having due regard for, among other things, manufacturers' warranties, Legal Requirements, NERC and SERC guides, applicable safety and maintenance codes, and the requirements of this Agreement.

         1.14 "Governmental Authority" - means any local, state, regional or federal administrative, legal, judicial or executive agency, court, commission, department , taxing authority, or other authority having jurisdiction over either Party, the Facility, the Interconnection Facilities, Tenaska's Interconnection Equipment, or the Georgia Power Electric System, whether acting under actual or assumed authority.

         1.15 "Indenture Trustee" - means a trust company chartered or other Person incorporated under the laws of the United States or a state of the United States and based in the United States which is the indenture trustee, mortgagee or secured party under any Indenture.

         1.16 "Initial Synchronization Date" - means the date that includes the first instant in time when energy generated by the Facility is delivered to the Interconnection Point in accordance with Appendix A.
Appendix A is appended hereto and incorporated into this Agreement by reference.

         1.17 "Interconnection Facilities" - mean all equipment which is owned, operated, or maintained by or for Georgia Power, as identified in Appendix B (including without limitation, equipment for connection, switching, transmission, distribution, protective relaying and safety) that, in Georgia Power's reasonable judgment, is required to be installed for the delivery of electric energy onto the Georgia Power Electric System on behalf of Tenaska.

         1.18 "Interconnection Point" - means the point of interconnection of Tenaska's Facility to the Georgia Power Electric System as defined in the Specifications to this Agreement (Appendix B).

         1.19 "Interconnection Procedures" - mean the procedures for interconnection and operations set forth in Appendix A and incorporated herein by reference.





                                  Appendix A

         1.20 "Interconnection Service" - means the services provided by Georgia Power to Tenaska to interconnect Tenaska's Facility to the Georgia Power Electric System pursuant to the terms of this Agreement.

         1.21 "Interest Rate" - means the prime rate of interest as published from time to time in the Wall Street Journal or comparable successor publication.

         1.22 "kW" - means kilowatts. In addition, "MW" may be used to mean megawatts, which are 1000 kilowatts.

         1.23 "kWh" - means kilowatt-hours. In addition, "MWh" may be used to mean megawatt-hours, which are 1000 kilowatt-hours.

         1.24 "Legal Requirement" - means any law, code, statute, regulation, rule, ordinance, treaty, judgment, injunction, order or other legally binding announcement, directive, published practice or requirement enacted, issued or promulgated by a Governmental Authority having jurisdiction over the matter in question, which is valid and applicable to the matter in question at the time of the Execution Date or anytime thereafter during the Term of this Agreement.

         1.25 "Lien" - means any and all liens, mortgages, encumbrances, pledges, claims, leases, charges and security interests of any kind.

         1.26 "Month" - means a calendar Month, or such other period as may be mutually agreed by the Parties. "Monthly" has a meaning correlative to that of Month.

         1.27 "Monthly Administration Charge" - for a particular Month of the Term, means the Monthly amount to be paid by Tenaska to Georgia Power as set forth in Section 9.

         1.28 "NERC" - means the North American Electric Reliability Council, including any successor thereto and subdivisions thereof.

         1.29 "Party" or "Parties" - means either Georgia Power or Tenaska or both.

         1.30     "Permitted Liens" shall mean:

                  (a) any Lien on this Agreement and/or Georgia Power's rights, obligations, title or interest in, to and under this Agreement pursuant to that certain Indenture from Georgia Power to Chemical Bank & Trust Company, Trustee, dated as of January 1, 1942, or pursuant to any other mortgage or security agreement as heretofore and hereafter amended (the "Indenture");

                  (b) any Lien for taxes, assessments or other governmental charges which are not



                                  Appendix A
delinquent or the validity of which is being contested in good faith by appropriate proceedings diligently prosecuted so long as appropriate reserves are maintained in respect of such taxes, assessments or charges; and

                  (c) attachments, judgments and other similar Liens arising in connection with court proceedings, provided that within sixty (60) days of the attachment thereof (but not less than five (5) days prior to any execution or sale pursuant thereto), the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being contested in good faith and by appropriate proceedings so long as any material risk of liability is covered by a bond, or appropriate reserves are maintained in respect of such proceedings.

         1.31 "Person" - means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, trustee(s) of a trust, unincorporated organization, or any federal, state, county, municipal or regional governmental authority, agency, board, body, instrumentality or court.

         1.32 "Persons Indemnified" - means, collectively or individually (as the context might indicate), Georgia Power, Georgia Power's Affiliates, and The Southern Company, and the directors, officers, representatives, agents and employees of each of them.

         1.33 "Qualified Person" - means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, trustee(s) of a trust, unincorporated organization, or any federal, state, county, municipal or regional governmental authority, agency, board, body, instrumentality or court who is an owner or operator of transmission facilities.

         1.34 "Quarter" - means for each year of the Term four distinct time periods for planning and budgeting purposes comprised of January through March, April through June, July through September, and October through December. "Quarterly" has a meaning correlative to that of Quarter. In the event that this Agreement becomes effective during any Quarter, the obligations herein that arise on a Quarterly basis shall begin in the Quarter immediately following the initial effective date of this Agreement.

         1.35 "SERC" - means the Southeastern Electric Reliability Council, including any successor thereto and subdivisions thereof.

         1.36 "Specifications" - mean the interconnection specifications provided in Appendix B to this Agreement and incorporated herein by reference.

         1.37 "Tenaska" - shall have the meaning ascribed to it in the first paragraph of this Agreement, including any of its agents or its permitted successors and assigns.



                                  Appendix A

         1.38 "Tenaska's Interconnection Equipment" - means all equipment owned, operated or maintained by or for Tenaska (including, without limitation, equipment for connection, switching, protective relaying and safety) that is required to be installed for the delivery of electric energy on to the Georgia Electric System on behalf of Tenaska.

         1.39 "Term" - means the duration of this Agreement as specified in
Section 3.1.


                       SECTION 2: INTERCONNECTION SERVICE

         2.1 SERVICE. Georgia Power shall supply Tenaska with Interconnection Service at the Interconnection Point for the Facility in accordance with and for the Term of this Agreement. Georgia Power shall have no obligation to pay Tenaska any wheeling or other charges for electric power and/or energy transferred through Tenaska's equipment.

         2.2 FACILITY. The Facility includes combustion turbine generators located near Franklin, Georgia in Heard County.

         2.3 PERMITS. Tenaska, and not Georgia Power, shall be responsible at its sole expense, for any and all governmental permits, certificates or authorizations that Tenaska is required to obtain and maintain for the operation, maintenance, testing and any necessary modification of the Facility.

         2.4      GEORGIA POWER EASEMENTS AND ACCESS RIGHTS TO THE FACILITY.

                  2.4.1 Tenaska shall convey to Georgia Power any and all necessary rights of way and easements, including adequate and continued access rights to property of Tenaska for the purpose of providing Interconnection Service. Tenaska agrees that such rights of way and easements shall survive termination or expiration of this Agreement, if and to the extent necessary for the continued use or the removal of the Interconnection Facilities. Such easements and access rights specifically include, but are not limited to, the right to install, operate, maintain, replace and/or remove the Interconnection Facilities. Tenaska shall also convey to Georgia Power such rights of way for transmission and distribution lines and easements for such transformer substations on, over and across Tenaska's property and premises as may be required for rendering service to Tenaska and to others who may be economically served from such lines and substations, provided that such conveyance shall not materially adversely affect Tenaska's use or future use of its property.

                  2.4.2 Upon reasonable advance notice given to Tenaska, representatives of Georgia Power shall at all reasonable times have access to Tenaska's Interconnection Equipment



                                  Appendix A
and to property owned or controlled by Tenaska in order to: (i) inspect, maintain, and test meters and other Georgia Power equipment; (ii) interconnect, interrupt, monitor, or measure energy generated by the Facility; (iii) inspect the operations, maintenance or testing of Tenaska's Interconnection Equipment; or (iv) take such other action as may be reasonably necessary to exercise Georgia Power's rights under this Agreement. Georgia Power shall take reasonable steps to ensure such access does not materially interfere with the operations, maintenance or testing of the Facility, and Georgia Power shall be responsible for complying with material Legal Requirements with respect to the Facility as well as with Tenaska's reasonable policies and procedures applicable to the Facility, including those regarding safety. Tenaska shall cooperate in such physical inspections of Tenaska's Interconnection Equipment as may be reasonably required by Georgia Power. Georgia Power's technical review and inspection of Tenaska's Interconnection Equipment shall not be construed as endorsing the design thereof nor as any warranty of the safety, durability or reliability of the Facility, and shall not cause Georgia Power to assume any liability for accidents, injuries or damages of any kind.

         2.5 SAFETY. Tenaska shall comply with the National Fire Protection Association Code, the American National Electrical Code, the National Electrical Safety Code and other applicable code requirements in the same manner as required by the Georgia Power Electric System for generating plants owned and/or operated by Georgia Power.

         2.6 INTERCONNECTION POINT. Georgia Power shall maintain the Interconnection Point in Heard County, Georgia, as described in the Specifications to this Agreement (Appendix B).

         2.7 STATION SERVICE ARRANGEMENTS. Tenaska is responsible for making all arrangements for station service requirements either through (i) self-supply (in accordance with applicable Legal Requirements) or (ii) retail service arrangements. Tenaska must demonstrate, to Georgia Power's reasonable satisfaction, that it has adequate arrangements in place to supply its station service requirements. The Parties acknowledge that station service is not being provided to Tenaska under this Agreement.

         2.8 GENERATOR BACKUP ARRANGEMENTS. Tenaska is responsible for ensuring that its actual generation matches its scheduled delivery, on an integrated hourly basis (in whole MW), to the Georgia Power Electric System at the Interconnection Point. Tenaska shall make arrangements for the supply of energy and/or capacity when there is a difference between the actual generation and the scheduled delivery. Generator backup service arrangements may be through either self-supply, purchase from others or dynamic scheduling from another control area. Tenaska must demonstrate, to Georgia Power's reasonable satisfaction, that it has adequate generator backup service arrangements in place to match scheduled energy flows with actual supply. The requirements of this section shall be satisfied if Tenaska's Facility is electrically located in a control area other than Southern Company's control area. Tenaska shall not be required to make arrangements for generator backup service as contemplated by this
Section if generator backup



                                  Appendix A
service is offered under Southern Companies' Open Access Transmission Tariff and each transmission customer receiving electric power from the Facility is required by FERC to purchase such service.

         2.9 INTERCONNECTION PROCEDURES. Tenaska shall comply with the Interconnection Procedures (Appendix A) for the Facility at all times, in the same manner as required by the Georgia Power Electric System for generating plants owned and/or operated by Georgia Power.


                         SECTION 3: TERM AND TERMINATION

         3.1 TERM. This Agreement shall become effective when signed by the Parties and shall continue in effect until terminated by mutual written agreement of the Parties, a filing pursuant to Section 12.3 or otherwise pursuant to the provisions of this Agreement. In addition, Tenaska at its unilateral election may by written notice to Georgia Power terminate this Agreement prior to commercial operation of the Facility, provided that Tenaska shall pay to Georgia Power all amounts then due and owing to Georgia Power under this Agreement.

         3.2 TERMINATION UPON DEFAULT. This Agreement may be terminated by either Party, immediately upon written notice, if the other Party has breached any of its material obligations hereunder and has not cured (or begun taking diligent actions to cure) such breach within thirty (30) Days following written notice of such breach to the other Party.

         3.3 ADDITIONAL REMEDIES. In the event of a default by either Party, the non-defaulting Party may pursue any and all judicial and administrative remedies and relief available to it.

         3.4      PERMANENT DISCONNECTION.

                  3.4.1 DISCONNECTION AFTER AGREEMENT TERMINATES. Upon termination of the Agreement by its terms, Georgia Power may disconnect the Facility from the Georgia Power Electric System in accordance with Good Utility Practices.

                  3.4.2 DISCONNECTION UPON UNCURED BREACH OR DEFAULT. After providing notice in conformity with Section 3.2, Georgia Power may discontinue service, remove the Interconnection Facilities and treat this Agreement as terminated by Tenaska in the event: (i) of a breach by Tenaska of the material terms and conditions of this Agreement; (ii) any representation or warranty of Tenaska pursuant to this Agreement shall prove to be false or misleading in any material respect when made or deemed made and for which Tenaska does not correct, provided that such uncorrected representation or warranty adversely affects the rights of Georgia Power under this Agreement; or (iii) Tenaska makes an assignment for the benefit of Tenaska's creditors, or voluntary or involuntary proceedings in bankruptcy are instituted seeking to adjudge Tenaska a



                                  Appendix A
bankrupt, or if Tenaska be adjudged a bankrupt, or if Tenaska's affairs are placed in the hands of any court for administration.

         3.5      TEMPORARY DISCONNECTION.

                  3.5.1 Georgia Power may direct that the Facility be temporarily disconnected from the Georgia Power Electric System: (i) during an Emergency; (ii) if the operation and output do not meet the requirements of this Agreement (even if Tenaska has commenced actions to cure such default); (iii) if a hazardous condition exists on Tenaska's premises or in Tenaska's equipment that could reasonably be expected to adversely affect the safe and reliable operation of the Georgia Power Electric System; (iv) if Tenaska has modified Tenaska's Interconnection Equipment or interconnection protective devices in a manner that could reasonably be expected to adversely affect the safe and reliable operation of the Georgia Power Electric System; (v) if Georgia Power determines it is necessary to temporarily disconnect the Facility in order to construct, install, maintain, repair, replace, remove, investigate, inspect or test any part of the Interconnection Facilities or the Georgia Power Electric System; (vi) in the event of tampering with, or unauthorized use of, Georgia Power's equipment; or (vii) if Tenaska fails to pay in full the undisputed amounts billed by Georgia Power in accordance with Section 10.

                  3.5.2 In the event of the occurrence of the conditions described in Section 3.5.1, Georgia Power shall give as much advance notice as practicable under the circumstances of the disconnection of the Facility to employees of Tenaska designated from time to time by Tenaska to receive such notice. Upon receipt of notice directing disconnection, Tenaska shall carry out the required action without delay. Where circumstances do not permit such advance notice to Tenaska or Tenaska's employees, Georgia Power may disconnect the Facility from the Georgia Power Electric System. Georgia Power shall reconnect the Facility as soon as reasonably practicable following the cessation or the remedy of the event that led to the temporary disconnection.

                  3.5.3 Tenaska shall bear any cost incurred by Georgia Power as a result of any disconnection or reconnection caused by Tenaska's negligence and/or non-compliance with Appendix A whether by affirmative act or omission of Tenaska.

         3.6 SURVIVAL OF RIGHTS. Upon termination of this Agreement, the Parties shall be relieved of their obligations under this Agreement except for the following obligations which shall survive termination: (i) the obligation to pay each other all amounts owed and not paid under this Agreement; (ii) obligations arising from indemnities provided for in this Agreement; and (iii) any other obligations which the Agreement specifically indicates shall survive termination.


           SECTION 4: OPERATION AND MAINTENANCE OF TENASKA'S FACILITY



                                  Appendix A

         4.1 GENERAL STANDARDS. During the Term, Tenaska shall have the sole responsibility to, and at its sole expense, shall manage, control, operate and maintain the Facility in accordance with Good Utility Practices, the Interconnection Procedures and the requirements set forth in this Agreement. Tenaska shall operate its generating equipment in parallel with the Georgia Power Electric System only in accordance with mutually acceptable operating procedures, including those shown in Appendix A to this Agreement and those established by the Operating Committee. All wiring, apparatus and other equipment necessary to receive or deliver electric energy on Tenaska's side of the Interconnection Point shall be supplied, maintained and operated by and at the expense of Tenaska.

         4.2 MAINTENANCE AND OPERATION. Tenaska shall maintain and operate the Facility in accordance with Good Utility Practices such that it does not in any way affect the safe and reliable operation of the Georgia Power Electric System. Tenaska shall not, without Georgia Power's prior written approval, make any change to its Facility which might affect such operation of the Georgia Power Electric System.

         4.3 AVAILABILITY OF RECORDS. Tenaska shall keep complete and accurate records and all other data for the purposes of proper administration of this Agreement in accordance with the following guidelines:

                  4.3.1 All such records shall be maintained for a minimum of five (5) years after the creation of such record or data and for any additional period of time required by any Legal Requirement; provided, however, that Tenaska shall not dispose of or destroy any such records even after the five (5) years without thirty (30) Days prior written notice to Georgia Power.

                  4.3.2 Tenaska shall maintain an accurate and up-to-date operating log at the Facility with records of: (i) real and reactive power production and station service consumption for each clock hour; (ii) changes in operating status and scheduled maintenance; (iii) any unusual conditions found during inspections; and (iv) any significant events related to the operation of the Facility.

                  4.3.3 Upon reasonable advance notice, Georgia Power shall have the right to examine the records and data of Tenaska in order to facilitate any determination that Georgia Power is required or permitted to make under this Agreement or related to Georgia Power's compliance with any Legal Requirement.


                      SECTION 5: INTERCONNECTION FACILITIES

         5.1      INTERCONNECTION FACILITIES.



                                  Appendix A

                  5.1.1 Tenaska shall design, procure and install all facilities needed for Georgia Power to provide Interconnection Service to Tenaska, as set forth in Appendix B. Such facilities shall conform to Good Utility Practices and the requirements of the Georgia Power Electric System. Prior to commercial operation of the Facility, Tenaska shall convey, at no cost, such facilities to Georgia Power pursuant to an instrument in form and substance acceptable to Georgia Power. Tenaska shall not be required to pay taxes associated with such transfer unless Georgia Power is required to pay such tax. With respect to the payment by Tenaska of taxes associated with the referenced transfer, Georgia Power commits that in the event that any taxing authority, including but not limited to the Department of the Treasury, Internal Revenue Service, taxes or attempts to tax the transfer, Georgia Power shall (i) exercise reasonable efforts to contest and defeat the taxation or attempted taxation of the transfer and (ii) promptly notify Tenaska in writing of that event in the manner provided in Paragraph 17.9 of this Agreement.

                  5.1.2 Following commencement of commercial operation of the Facility and throughout the Term, Georgia Power shall be responsible for determining the need for, design, construction, installation, operation, maintenance and testing of any equipment that may be required for Interconnection Service in a manner consistent with Good Utility Practices, the Interconnection Procedures and the requirements set forth in this Agreement. All Interconnection Facilities shall be and remain the property of Georgia Power. Georgia Power's obligations hereunder are dependent upon its securing and retaining the necessary rights, easements, privileges, franchises, permits and equipment for meeting such obligations; provided, however, Georgia Power shall make reasonable efforts to secure and retain these rights, easements, privileges, franchises, permits and equipment.

         5.2      COSTS OF INTERCONNECTION FACILITIES.

                  5.2.1 Tenaska shall be responsible for, and shall reimburse Georgia Power for, all costs and expenses incurred by or on behalf of Georgia Power in connection with any planning, design, construction, installation, testing, inspection, ownership, operation and maintenance of the Interconnection Facilities.

                  5.2.2 In the instance where an entity other than Tenaska seeks to be the first additional interconnector to interconnect to the Georgia Power Electric System through the Interconnection Facilities that have been paid for by Tenaska (for purposes of this subparagraph, such other entity seeking such first additional interconnection is referred to as "the Additional Interconnector"), Georgia Power agrees that the Additional Interconnector shall be charged a pro rata share of the cost of its interconnection, as defined hereafter. For purposes of this subparagraph, the Additional Interconnector's pro rata share of its cost of interconnection shall be computed by adding the incremental cost of physically interconnecting the Additional Interconnector to the Interconnection Facilities to the original cost of the Interconnection Facilities paid by Tenaska (the sum of the incremental cost and the original cost hereafter referred to as



                                  Appendix A

"Subsequent Cost of Interconnection") and then dividing the Subsequent Cost of Interconnection by two in order to determine both Tenaska's and the Additional Interconnector's "Pro Rata Share of the Combined Cost of Interconnection." Georgia Power shall then pay to Tenaska, or have the Additional Interconnector pay to Tenaska, the difference between the original cost of the Interconnection Facilities paid by Tenaska and Tenaska's Pro Rata Share of the Combined Cost of Interconnection. In the event that entities additional and subsequent to the Additional Interconnector seek to interconnect to the Georgia Power Electric System through the Interconnection Facilities that have been paid for by Tenaska (such additional interconnectors referred to as "Subsequent Additional Interconnectors"), Georgia Power agrees that the Subsequent Additional Interconnectors shall be charged a pro rata share of the cost of their respective interconnection, such cost to be determined in accordance with the methodology described above and Georgia Power agrees further that in such event it shall pay to Tenaska, or have such Subsequent Additional Interconnectors pay to Tenaska, reimbursement calculated based on the method described above, taking into account Tenaska's Pro Rata Share of the Combined Cost of Interconnection.

         5.3      PAYMENT OF COST OF THE INTERCONNECTION FACILITIES.

                  5.3.1 Georgia Power shall develop and provide to Tenaska an estimate of all costs and expenses to be paid by Tenaska under Section 5.2. Georgia Power shall obtain Tenaska's consent thereto prior to proceeding with planning, construction, installation or testing of the Interconnection Facilities. Tenaska shall pay such estimated costs in accordance with Section 10.

                  5.3.2 Georgia Power shall true-up this estimate to Georgia Power's actual costs and expenses within a reasonable period of time after such actual costs and expenses are known, but not less often than annually. In the event that the actual costs and expenses to be paid by Tenaska under Section 5.2 are more or less than Georgia Power's initial estimate, the difference (either a credit or additional charge) shall be reflected on a subsequent invoice.

         5.4 PAYMENT OF COST OF ON-GOING MAINTENANCE AND OPERATION OF THE INTERCONNECTION FACILITIES.

                  5.4.1 Georgia Power shall develop and provide to Tenaska an estimate of all costs and expenses to be paid by Tenaska for the operation and maintenance of the Interconnection Facilities on an annual basis. Tenaska shall pay one-twelfth (1/12) of such estimated costs in accordance with Section 10. In addition, Tenaska shall pay all costs incurred by Georgia Power to repair and restore the Interconnection Facilities caused by any Force Majeure Event.

                  5.4.2 Georgia Power shall true-up this estimate to Georgia Power's actual costs and expenses within a reasonable period of time after such actual costs and expenses are known, but not less often than annually. In the event that the actual costs and expenses to be paid by



                                  Appendix A

Tenaska under this Section 5.4 are more or less than Georgia Power's initial estimate, the difference (either a credit or additional charge) shall be reflected on a subsequent invoice.

         5.5 CARE OF EQUIPMENT. Tenaska shall exercise care in accordance with Good Utility Practices to protect the Interconnection Facilities located on Tenaska's premises, and agrees to pay the cost of repairs or replacement in the event of loss or damage to the Interconnection Facilities arising from the failure of Tenaska to properly protect the Interconnection Facilities in accordance with Good Utility Practices.


                    SECTION 6: LIABILITY AND INDEMNIFICATION

         6.1 REMEDIES FOR BREACH. Either Party shall be liable to the other for any loss resulting directly from any breach of this Agreement.

         6.2 LIMITATION OF LIABILITY. Notwithstanding any other provision of this Agreement, neither Party nor their respective officers, directors, agents, employees, parents, affiliates, or successors or assigns of any of them, shall be liable to the other Party or its parent, subsidiaries, affiliates, officers, directors, agents, employees, successors or assigns for claims, suits, actions or causes of action for incidental, punitive, special, indirect, or consequential damages (including, without limitation, damages in the character of loss of profits or revenues, damages suffered by Tenaska's customers due to service interruptions, cost of capital, attorneys' fees or litigation costs) connected with, relating to, or arising out of this Agreement, including, without limitation, any such damages which are based upon causes of action for breach of contract, tort (including negligence and misrepresentation), breach of warranty, strict liability or otherwise. The provisions of this Section 6.2 shall apply regardless of fault and shall survive termination, cancellation, suspension, completion, or expiration of this Agreement.

         6.3 NO LIABILITY FOR TENASKA'S RESPONSIBILITIES. The Persons Indemnified do not assume any obligation or responsibility of any kind with respect to Tenaska's Facility, including, without limitation, obligation or responsibility with respect to the condition or operation of said Facility. The Persons Indemnified shall not be responsible for the transmission, distribution or control of electrical energy on Tenaska's side of the Interconnection Point.

         6.4      INDEMNIFICATION.

                  6.4.1 Tenaska shall reimburse, indemnify, and hold harmless the Persons Indemnified for all injury or damage suffered by the Persons Indemnified and resulting from: (i) defects or events on Tenaska's side of the Interconnection Point; (ii) negligence (including strict liability) or intentional wrongful act or destruction of the Persons



                                  Appendix A

Indemnified's property by Tenaska, its agents or representatives; (iii) misuse, damage to or destruction of the Persons Indemnified's property by Tenaska, its agents or representatives; or (iv) misuse, damage to or destruction of the Persons Indemnified's property located on premises owned, leased or controlled by Tenaska, its agents or representatives, in whatever manner any of the foregoing may be caused, and whether or not the same be caused by or arise out of the joint, concurrent or contributory negligence of the Persons Indemnified. Tenaska also shall indemnify, reimburse, and hold harmless the Persons Indemnified from and against all claims, actions and liability of any kind arising from damage to property or bodily injury to person, including death, due in whole or in part to the installation, maintenance or operation of any electrical equipment on Tenaska's premises or arising out of, or in any way connected with, the service furnished or to be furnished Tenaska, and whether or not caused by or arising out of the joint, concurrent or contributory negligence of the Persons Indemnified.

                  6.4.2 Tenaska agrees to indemnify and save harmless the Persons Indemnified against any and all liability, loss, damage, costs or expense which the Persons Indemnified may hereafter incur, suffer or be required to pay by reason of negligence on the part of Tenaska in performing its obligations pursuant to this Agreement or Tenaska's failure to abide by the provisions of this Agreement, and whether or not caused by or arising out of the joint, concurrent, or contributory negligence of the Persons Indemnified.

                  6.4.3 Georgia Power agrees to indemnify and save harmless Tenaska, Tenaska's Affiliates and the partners, directors, officers, representatives, agents and employees of each of them, against any and all liability, loss, damage, cost or expense which Tenaska, its employees, officers, and directors may hereafter incur, suffer, or be required to pay by reason of the sole negligence of Georgia Power in performing its obligations pursuant to this Agreement or Georgia Power's failure to abide by the provisions of this Agreement.

                  6.4.4 Georgia Power shall not be liable for accidents or injuries or damages of any kind due to the condition of Tenaska's Facility or the operation, maintenance, repair or replacement thereof. Tenaska shall indemnify and hold harmless the Persons Indemnified from and against all claims, actions, and alleged liability of any kind arising directly or indirectly, in whole or in part, from Tenaska's failure to properly and adequately maintain or operate its Facility in accordance with Good Utility Practices, and whether or not caused by or arising out of the joint, concurrent or contributory negligence of the Persons Indemnified. Tenaska agrees that Tenaska alone is solely responsible for its wholesale power sales to third parties and that Tenaska shall indemnify Georgia Power for any claim made against Georgia Power by such third party.


         SECTION 7: METERING, DATA ACQUISITION, AND PROTECTION EQUIPMENT

         7.1      METERING.

                  7.1.1 Tenaska shall be responsible for the purchase, installation, operation, maintenance, repair and replacement of all metering equipment necessary to provide information regarding power flow and voltage conditions at the Interconnection Point. All metering equipment of Tenaska shall conform to Good Utility Practices. Prior to its installation, Georgia Power and Tenaska shall review the metering equipment to ensure conformance with Good Utility Practices and Tenaska shall maintain the metering equipment in conformance with Good Utility Practices throughout the Term. The metering equipment described herein does not include running or starting station service metering equipment provided for in accordance with Tenaska's retail service arrangements.

                  7.1.2 Electric capacity and energy received by Georgia Power from Tenaska shall be measured by meters installed at the Interconnection Point. If and to the extent Tenaska's meters are not measuring deliveries of energy physically at the Interconnection Point, the metered amount of energy shall be adjusted for losses from the point of metering to the Interconnection Point as determined by Georgia Power, in accordance with Good Utility Practices. Any Party performing such a study to determine the loss adjustment shall provide a copy of the study to the other Party.

                  7.1.3 Tenaska shall provide, as required by Georgia Power, real-time telemetered load signals of its energy delivered to the Interconnection Point. Tenaska shall also read the meters owned by it and shall furnish to Georgia Power all meter readings and other information required for operations and for billing purposes. Such information shall remain available to Georgia Power for five (5) years or such longer period as may be required by any Legal Requirement.

                  7.1.4 The Parties agree that the meter readings provided by Tenaska to Georgia Power, under normal circumstances, shall be used as the official measurement between the Parties of the amount of capacity and energy delivered from the Facility to the Interconnection Point.

                  7.1.5 Any time during the Term and after initial acceptance of the accuracy of Tenaska's telemetered information, if telemetered information is unavailable to Georgia Power, for any reason, Tenaska shall provide integrated hourly meter readings to Georgia Power each hour until telemetry is returned to service in conformance with Good Utility Practice.

         7.2      DATA ACQUISITION AND PROTECTION EQUIPMENT.

                  7.2.1 Tenaska shall be responsible for the purchase, installation, operation, maintenance, repair and replacement of all data acquisition equipment, protection equipment, and any other associated equipment and software, which may be reasonably required at any time during the Term by either Party for Tenaska to operate its facilities in parallel with Georgia Power. Such equipment shall conform to Good Utility Practices. Prior to its installation, Georgia Power


                                   Appendix A
and Tenaska shall review the equipment and software required by this Section to ensure conformance with Good Utility Practices.

                  7.2.2 The selection of real time telemetry and data to be received by Georgia Power and Tenaska shall be at the reasonable discretion of Georgia Power, as deemed necessary by Georgia Power for reliability, security, economics, and/or monitoring of the Facility's operations. This telemetry includes, but is not limited to, voltages, Tenaska's output (MW, MVAR, and MWh), and breaker status at the Interconnection Point. To the extent telemetry is required, Tenaska shall, at its own expense, install any telemetering equipment, data acquisition equipment, or other equipment and software necessary at the Facility for the telemetry of information to Georgia Power.

                  7.2.3 Tenaska shall be responsible for the cost that Georgia Power incurs in making any computer modifications or changes necessary to implement this Section.

         7.3 PAYMENT OF COST OF METERING, DATA ACQUISITION, AND PROTECTION EQUIPMENT.

                  7.3.1 Georgia Power shall develop and provide Tenaska estimates of all costs and expenses that may be incurred by Georgia Power in connection with the installation of equipment and software under Sections 7.1 and 7.2. Georgia Power shall obtain Tenaska's consent thereto prior to proceeding with construction, installation or testing of metering, data acquisition, protection equipment, and software. Tenaska shall pay such estimated costs in accordance with Section 10.

                  7.3.2 Georgia Power shall true-up this estimate to Georgia Power's actual costs and expenses within a reasonable period of time after such actual costs and expenses are known, but not less often than annually. In the event that the actual costs and expenses to be paid by Tenaska under Section 7.1 and 7.2 are more or less than Georgia Power's initial estimate, the difference (either a credit or an additional charge) shall be reflected on a subsequent invoice.

         7.4 CARE OF EQUIPMENT. Tenaska shall exercise proper care to protect all equipment of Georgia Power located on Tenaska's premises, and agrees to pay the cost of repairs or replacement in the event of loss or damage to the equipment arising from the failure of Tenaska to properly protect the equipment in accordance with Good Utility Practices.

         7.5      INSPECTION AND TESTING.

                  7.5.1 Meters, data acquisition, and protection equipment at Tenaska's Interconnection Point shall be tested at least biennially. Representatives of each Party shall be afforded an opportunity to witness such tests.



                                  Appendix A

                  7.5.2 Tenaska shall, upon reasonable request of Georgia Power, test its meters and data acquisition equipment at the Interconnection Point used for determining the receipt or delivery of capacity and energy by Georgia Power. In the event a test shows such equipment to be inaccurate, Tenaska shall make any necessary adjustments, repairs or replacements thereon.

         7.6 INACCURACIES. If the metering fails to register, or if the measurement made by a metering device is found upon testing to vary by more than one percent (1.0%) from the measurement made by the standard meter used in the test, an adjustment shall be made correcting all measurements of energy made by the metering during (i) the actual period when measurements were made by the metering, if that period can be determined to the mutual satisfaction of the Parties, or (ii) one-half of the period from the date of the last test of the metering to the date such failure is discovered or such test is made if the actual period cannot be determined to the mutual satisfaction of the Parties (such period herein the "Adjustment Period"). If the Parties are unable to agree on the amount of the adjustment to be applied to the Adjustment Period, the amount of the adjustment shall be determined (a) by correcting the error if the percentage of error is ascertainable by calibration, tests or mathematical calculation or (b), if not so ascertainable, by estimating the measurement on the basis of deliveries under similar conditions during the period since the last test. In the event Tenaska's metering equipment is found to be insufficiently reliable and/or inaccurate during any consecutive three (3) Month period, Georgia Power shall have the right to install suitable metering equipment at the Interconnection Point for the purpose of checking the meters installed by Tenaska, and Tenaska shall pay all costs related to such metering equipment.

                       SECTION 8: INITIAL SYNCHRONIZATION

         8.1 PRE-PARALLEL OPERATION. Prior to the parallel operation of the Facility with the Georgia Power Electric System, all equipment modifications and/or additions shall be complete. As soon as practicable after notice is given to Georgia Power by Tenaska, an inspection shall be performed by Georgia Power to insure the proper installation and operation of the interconnection protective devices. The inspection shall include but not be limited to verification: (i) that the installation is in accordance with the interconnection study; and (ii) of proper voltage and phase rotation. Upon successful completion of the pre-parallel inspection, Tenaska shall be granted approval for operation of the Facility in parallel with the Georgia Power Electric System. Neither the inspection nor the granting of approval to Tenaska shall serve to relieve Tenaska of liability for injury, death or damage attributable to the negligence of Tenaska, and Georgia Power shall not be responsible in that regard.

         8.2 INITIAL SYNCHRONIZATION. Tenaska shall not commence initial deliveries of energy to the Interconnection Point without the prior written consent of Georgia Power, which shall not be unreasonably withheld, conditioned or delayed. Representatives of Georgia Power shall have the right to be present during any Facility and start-up testing. Tenaska shall provide Georgia Power not less than thirty (30) Days written notice prior to the Initial Synchronization Date.




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

                        SECTION 9: ADMINISTRATION CHARGE

         Tenaska shall pay Georgia Power a Monthly Administration Charge of $5,000 per Month for all costs and expenses incurred by Georgia Power during such Month in connection with: (i) Georgia Power's administration of this Agreement; (ii) any taxes, assessments or other impositions for which Georgia Power may be liable as a result of any activity undertaken pursuant to this Agreement; (iii) reading meters; and (iv) accounting for capacity and energy flowing into or out of Tenaska's Facility. Georgia Power may revise the amount of the Monthly Administration Charge from time to time pursuant to the provisions of Section 12.3.


                          SECTION 10: PAYMENT PROCEDURE

         Bills shall be issued Monthly to Tenaska in accordance with the following procedures:

         10.1 BILLING. Georgia Power shall issue a Monthly invoice to Tenaska for the charges determined pursuant to this Agreement as soon as practicable following the close of the Month the charges were incurred. All amounts owing to Georgia Power from Tenaska shall be due and payable in immediately available funds through wire transfer of funds or other means acceptable to Georgia Power within twenty (20) Calendar Days after the date of Georgia Power's invoice.

         10.2 FAILURE TO TIMELY PAY. If Tenaska fails to pay the amount billed by Georgia Power within twenty (20) Calendar Days after the date of Georgia Power's invoice, Georgia Power may, at any time thereafter, temporarily disconnect Tenaska in accordance with Section 3.5. If the amount billed is not paid within fifteen (15) Calendar Days after such temporary disconnection, Georgia Power may, at its option, treat this Agreement as breached by Tenaska. The right to temporarily disconnect or to take other action for non-payment shall not affect Georgia Power's rights under this Agreement, including the right to draw upon the letter of credit required under Section 10.4.

         10.3 INTEREST. Any amount due and payable from Tenaska to Georgia Power pursuant to this Agreement that is not received by the due date shall accrue interest from the due date at the Interest Rate.

         10.4 CREDITWORTHINESS. Tenaska shall provide and maintain in effect during the Term of this Agreement an unconditional and irrevocable letter of credit (or other form of security acceptable to Georgia Power) in the amount of $100,000 as security to meet its responsibilities and obligations under this Agreement.



                                  Appendix A

         10.5 AUDIT RIGHTS. Either Party shall have the right, during normal business hours, and upon prior reasonable notice to the other Party to audit each other's accounts and records pertaining to either Party's performance and/or satisfaction of obligations arising under this Agreement within one (1) year from the date of such performance or satisfaction of such obligation. Said audit shall be performed at the offices where such accounts and records are maintained and shall be limited to those portions of such accounts and records that specifically relate to obligations under this Agreement. To the extent such accounts and records contain confidential information, the Parties agree to execute an appropriate confidentiality agreement to protect the information before the audit may proceed.

         10.6 DISPUTED BILLS. In the event of a billing dispute between Tenaska and Georgia Power, Georgia Power shall not terminate for failure to pay the disputed amount if Tenaska (i) continues to make all payments not in dispute and
(ii) pays into an independent escrow account the portion of the invoice in dispute.


              SECTION 11: REPRESENTATIONS, WARRANTIES AND COVENANTS

         11.1 TENASKA REPRESENTATIONS, WARRANTIES AND COVENANTS. Tenaska makes the following additional representations, warranties and covenants as the basis for the benefits and obligations contained in this Agreement:

                  11.1.1 Tenaska is a partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, that it is qualified to do business in the State of Georgia and that it has the corporate power and authority to own its properties, to carry on its business as now being conducted and to enter into this Agreement and carry out the transactions contemplated hereby and perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement.

                  11.1.2 The execution, delivery and performance by Tenaska of this Agreement has been duly authorized by all necessary action, and does not and shall not require any additional consent or approval.

                  11.1.3 The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of and compliance with the provisions of this Agreement, do not and shall not conflict with or constitute a breach of or a default under any partnership agreement, deed of trust, mortgage, loan agreement, other evidence of indebtedness or any other agreement or instrument to which Tenaska is a party or by which it or any of its property is bound, or result in a breach of or a default under any of the foregoing.

                  11.1.4 This Agreement is the legal, valid and binding obligation of Tenaska and is



                                  Appendix A
enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

                  11.1.5 There is no pending or, to the knowledge of Tenaska, threatened action or proceeding affecting Tenaska before any Governmental Authority which purports to affect the legality, validity or enforceability of this Agreement as in effect on the date hereof.

                  11.1.6 Tenaska covenants to Georgia Power that it shall at all times during the Term pay all charges, taxes, assessments and fees which may be assessed upon or against the Facility or upon or against the Tenaska through the Georgia Power by reason of the sale or purchase of electricity by Tenaska or from Tenaska's Facility.

         11.2 GEORGIA POWER REPRESENTATIONS, WARRANTIES AND COVENANTS. Georgia Power makes the following additional representations, warranties and covenants as the basis for the benefits and obligations contained in this Agreement:

                  11.2.1 Georgia Power is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, that it is qualified to do business in the State of Georgia and that it has the corporate power and authority to own its properties, to carry on its business as now being conducted and to enter into this Agreement and carry out the transactions contemplated hereby and perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement.

                  11.2.2 The execution, delivery and performance by Georgia Power of this Agreement has been duly authorized by all necessary corporate action, and does not and shall not require any additional consent or approval.

                  11.2.3 The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of and compliance with the provisions of this Agreement, do not and shall not conflict with or constitute a breach of or a default under any partnership agreement, deed of trust, mortgage, loan agreement, other evidence of indebtedness or any other agreement or instrument to which Georgia Power is a party or by which it or any of its property is bound, or result in a breach of or a default under any of the foregoing.

                  11.2.4 This Agreement is the legal, valid and binding obligation of the Georgia Power and is enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.



                                  Appendix A

                  11.2.5 There is no pending or, to the knowledge of Georgia Power, threatened action or proceeding affecting Georgia Power before any Governmental Authority which purports to affect the legality, validity or enforceability of this Agreement as in effect on the date hereof.

         11.3 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties and covenants made by Tenaska and by Georgia Power (as the case may be ) in Sections 11.1.1, 11.1.3, 11.1.4, 11.1.6, 11.1.7,
11.2.1, 11.2.3 and 11.2.4 shall survive the execution and delivery of this Agreement and any action taken pursuant hereto. The representations, warranties and covenants made by Tenaska and Georgia Power (as the case may be) in Sections 11.1.2, 11.1.5, 11.2.2 and 11.2.5 shall be true and accurate as of the date of execution of this Agreement.

                        SECTION 12: COMPLIANCE WITH LAWS

         12.1 COMPLIANCE. Tenaska represents, warrants and covenants that as of the Initial Synchronization Date and for the Term, Tenaska shall (i) be in compliance with all Legal Requirements as are necessary for the ownership, operation and maintenance of the Facility and power sales therefrom, including without limitation, all requirements to seek, obtain, maintain, comply with and renew and modify from time to time, any and all applicable certificates, licenses, permits and government approvals and all applicable environmental certificates, licenses, permits and approvals, environmental impact analysis, and if applicable, the mitigation of environmental impacts, and (ii) pay all costs, expenses, charges and fees in connection therewith.

         12.2 CHANGE OF LAW. In the event that after the Execution Date there are changes to Legal Requirements, including, without limitation, changes to laws or regulations regulating or imposing a tax, fee or other charge on discharges, omissions or disposals from the Facility, which cause Georgia Power to incur additional costs in carrying out its obligations under this Agreement, Tenaska agrees to pay all costs associated with such changes to Legal Requirements.

         12.3 REGULATORY FILINGS. This Agreement is subject to approval by any Governmental Authority having jurisdiction over the matters provided herein. Nothing in this Agreement shall be construed as affecting in any way the right of either Party to unilaterally make application to any and all Governmental Authorities (including FERC) that may have jurisdiction over this Agreement for a change in terms and conditions, charges, classification of service or the Agreement in its entirety, or for termination of this Agreement pursuant to applicable statutes (including Sections 205 and 206 Federal Power Act) and those Governmental Authorities' rules and regulations. Prior to making a filing under this Section, the filing Party shall notify the other Party of its intent to make a filing at least thirty (30) days in advance and representatives of the Parties shall attempt to meet to discuss the intended filing; provided, however, that the failure of the Parties to meet or to agree on any intended filing shall not limit a Party's right to make such a



                                  Appendix A
filing. Tenaska agrees to reasonably cooperate with Georgia Power with respect to such filings and to provide any information reasonably required by Georgia Power to comply with applicable filing requirements; provided, however, such cooperation shall not require Tenaska to support a filing with which it disagrees before a Governmental Authority.


                              SECTION 13: INSURANCE

         13.1 GENERATOR'S INSURANCE. Tenaska, at its expense, shall procure and maintain in effect during the Term, with insurance companies authorized to transact insurance in the State of Georgia and acceptable to Georgia Power, policies of insurance providing, at a minimum, the coverage and limits specified, and complying with the requirements stated below:

                  13.1.1 Worker's Compensation in statutory amounts and Employer's Liability with a minimum limit of $1,000,000 each accident, $1,000,000 each employee by disease and a policy limit of $1,000,000 by disease.

                  13.1.2 Commercial General Liability Insurance with the following coverage and limits:


                         General Aggregate                           $1,000,000
                         Products-Completed Operations-Aggregate     $1,000,000
                         Personal & Advertising Injury               $1,000,000
                         Each Occurrence                             $1,000,000
                         Fire Damage (any one fire)                  $50,000
                         Medical Expense (any one person)            $5,000

Tenaska shall maintain such Insurance in effect for a period of at least three
(3) years following termination of this Agreement.

                  13.1.3 Business Automobile Liability covering autos of Tenaska, including owned, hired and non-owned autos, for Bodily Injury and Property Damage with a combined single limit of $1,000,000 each occurrence.

                  13.1.4 Excess Liability in Umbrella Form with a limit of $4,000,000 each occurrence, $4,000,000 Aggregate.

                  13.1.5 By signing this Agreement, Tenaska thereby waives all rights of subrogation against the Persons Indemnified with respect to any claim or loss payable or paid under each of the policies set forth in 13.1.1, 13.1.2, 13.1.3, and 13.1.4 above and under any



                                  Appendix A
property insurance policy for the Facility that Tenaska has or acquires.

                  13.1.6 Tenaska shall cause its insurer(s) to issue endorsements to add the Persons Indemnified as an Additional Insured on the policies set forth in 13.1.2, 13.1.3., and 13.1.4 above with respect to liability of the Persons Indemnified (a) arising out of the performance of operations, maintenance, work or services under this Agreement, and (b) arising out of the conduct contemplated in the ownership, maintenance or use of Tenaska's autos.

                  13.1.7 Tenaska's insurance shall be primary insurance with respect to the operations, maintenance, work, or services described herein and insurance of Persons Indemnified shall be excess of the Tenaska's insurance and shall not contribute with it.

                  13.1.8 To the extent that Tenaska utilizes deductibles or self-insurance in connection with the insurance coverage required herein, all such deductible and self-insured amounts shall be for the account and expense of Tenaska and shall not be considered as costs or fees provided for in this Agreement.

         13.2 NOTICE AND CERTIFICATION. Each of the above required policies shall contain a provision whereby the insurance carrier shall notify the Persons Indemnified at least thirty (30) Days prior to the effective date of cancellation, nonrenewal or material change in any of said policies. Tenaska shall submit to the Persons Indemnified a Certificate, signed by an authorized representative of the insurance carrier, listing the policies, coverage and limits and certifying that the said policies shall be in effect for the time periods stated in the Certificate. The obligations for Tenaska to procure and maintain insurance shall not be construed to waive or restrict other obligations. For purposes of notifications and deliveries referenced in this subparagraph, Tenaska shall be deemed to have met its obligations when it provides notice or delivery in accordance with Section 17.9 of this Agreement.


                            SECTION 14: FORCE MAJEURE

         14.1 DEFINITION OF FORCE MAJEURE EVENT. For the purposes of this Agreement, a "Force Majeure Event" as to a Party means any occurrence, nonoccurrence or set of circumstances that is beyond the reasonable control of such Party and is not caused by such Party's fault, negligence or lack of due diligence, including, without limitation, flood, ice, lightning, earthquake, windstorm or eruption; fire; explosion; invasion, war, civil disturbance, commotion or insurrection; sabotage or vandalism; military or usurped power; or act of God or of a public enemy; provided, however, in no event shall (i) the inability to meet a Legal Requirement or the change in a Legal Requirement; or
(ii) a site specific strike, walkout, lockout or other labor dispute constitute a Force Majeure Event.



                                  Appendix A

         14.2 NO BREACH OR LIABILITY. The Parties shall be excused from performing their respective obligations under this Agreement and shall not be liable in damages or otherwise if and to the extent that they are unable to so perform or are prevented from performing by a Force Majeure Event, provided that the non-performing Party shall:

                  14.2.1 give the other Party notice thereof, followed by written notice if the first notice is not written, as promptly as possible after such Party becomes aware of such Force Majeure Event, describing the particulars of such Force Majeure Event;

                  14.2.2 use its reasonable best efforts to remedy its inability to perform as soon as practicable; provided, however, that this Section 14.2.2 shall not require the settlement of any strike, walkout, lockout or other labor dispute on terms which, in the sole judgment of the Party involved in the dispute, are contrary to its interest; provided further, that the settlement of strikes, lockouts or other labor disputes shall be entirely within the discretion of the Party having the difficulty; and

                  14.2.3 resume performance of its obligations under this Agreement and give the other Party written notice to that effect, as soon as reasonably practicable following cessation of the Force Majeure Event.

         14.3 SUSPENSION OF PERFORMANCE. The suspension of performance due to a Force Majeure Event shall be of no greater scope and of no longer duration than is required by such Force Majeure Event. No Force Majeure Event shall extend this Agreement beyond its stated Term.


                         SECTION 15: OPERATING COMMITTEE

         Tenaska and Georgia Power shall each appoint one representative and one alternate to the Georgia Power - Tenaska Operating Committee ("Committee"). Each Party shall notify the other party of its appointment in writing. Such appointments may be changed at any time by similar notice. The Committee shall meet as necessary, but not less than once each calendar year, to carry out the duties set forth herein. The Committee shall hold a meeting at the request of either Party, at a time and place agreed upon by the representatives. Each representative and alternate shall be a responsible person familiar with the day-to-day operations of their respective electrical facilities. The Committee shall represent the Parties in all matters arising under this Agreement that may be delegated to it by mutual agreement of the Parties. The duties of the Committee may include the following:

         (a) Establish and maintain control and operating procedures, including those pertaining to information transfers between the Facility and Georgia Power consistent with the provisions of this Agreement.



                                  Appendix A

         (b) Establish data requirements and operating record requirements in accordance with the terms and conditions of this Agreement.

         (c) Review requirements, standards, and procedures for data acquisition equipment, protective equipment, and any other equipment or software.

         (d) Annually review five (5) year forecast of maintenance and availability schedules of Georgia Power's and Tenaska's facilities at the Interconnection Point.

         (e) Ensure that information is being provided by each Party regarding equipment availability.

         (f) Perform such other duties as may be conferred upon it by mutual agreement of the Parties.

         (g) Each Party shall cooperate in providing to the Committee all information required in the performance of the Committee's duties. All decisions and agreements, if any, made by the Committee shall be evidenced in writing. The Committee shall have no power to amend or alter the provisions of this Agreement.


                             SECTION 16: ASSIGNMENT

         16.1 ASSIGNMENT BY TENASKA. (a) EXCEPT AS EXPRESSLY PERMITTED BELOW, TENASKA SHALL NOT ASSIGN, TRANSFER, DELEGATE OR ENCUMBER THIS AGREEMENT AND/OR ANY OR ALL OF ITS RIGHTS, INTERESTS OR OBLIGATIONS UNDER THIS AGREEMENT AND ANY ASSIGNMENT, TRANSFER, DELEGATION OR ENCUMBERING BY TENASKA (EXCEPT AS PERMITTED BELOW) SHALL BE NULL AND VOID. Notwithstanding the foregoing, so long as Tenaska is not in default under or breach of this Agreement, upon prior written notice to Georgia Power, Tenaska may collaterally assign its rights, interests and obligations under this Agreement to its lender or an agent for the benefit of its lenders providing financing or refinancing for the design, construction or operation of Tenaska's facility near Franklin, Georgia in Heard County, Georgia (a "Permitted Financing Assignee"); provided, however, that TENASKA'S OBLIGATIONS (FINANCIAL OR OTHERWISE) UNDER THIS AGREEMENT SHALL CONTINUE IN THEIR ENTIRETY IN FULL FORCE AND EFFECT AS THE OBLIGATIONS OF A PRINCIPAL AND NOT AS A SURETY. Tenaska shall remain fully liable for all of its obligations under or relating to this Agreement. At no time shall there be more than one Permitted Financing Assignee. Each such collateral assignment shall be subject to Georgia Power's rights hereunder.



                                  Appendix A

         (b) The Permitted Financing Assignee shall not be entitled to foreclose or exercise its rights and remedies with respect to any collateral assignment permitted hereby unless and until the purchaser at foreclosure, purchaser in lieu of foreclosure or similar purchaser or transferee ("Purchaser in Foreclosure") has (i) executed and delivered to Georgia Power and is in compliance with an agreement in form and substance acceptable to Georgia Power (which such acceptance will not be unreasonably withheld, conditioned, or delayed) whereby such Purchaser in Foreclosure assumes and agrees to pay and perform all then outstanding and thereafter arising obligations of Tenaska under this Agreement and (ii) established to Georgia Power's reasonable satisfaction that such Purchaser in Foreclosure has all licenses, permits and approvals and financial and technical wherewithal as may be required to execute, deliver and perform such agreement. Notwithstanding the foregoing, all obligations of Tenaska to Georgia Power under this Agreement shall also be and remain enforceable by Georgia Power against Tenaska. Each foreclosure or other exercise of rights and remedies and any assignment to a Purchaser in Foreclosure shall be subject to Georgia Power's rights hereunder.

         (c) So long as Tenaska is not in default under or breach of this Agreement, upon prior written notice to Georgia Power, Tenaska may absolutely assign all, but not less than all, of its rights, interests and obligations under this Agreement to another Person ("Outright Assignee") provided however, that Tenaska's obligations under this Agreement shall continue and Georgia Power shall have no obligations to such Outright Assignee unless and until such Outright Assignee has (i) executed and delivered to Georgia Power and is in compliance with an agreement in form and substance acceptable to Georgia Power whereby such Outright Assignee assumes and agrees to pay and perform all thereafter arising obligations of Tenaska under this Agreement and (ii) established to Georgia Power's reasonable satisfaction that such Outright Asssignee has all licenses, permits and approvals and financial and technical wherewithal as may be required to execute, deliver and perform such agreement. Any assignment to a Outright Assignee shall be subject to Georgia Power's rights hereunder.

         (d) Tenaska shall indemnify, defend and hold harmless Georgia Power from and against any and all losses, liabilities, obligations, claims, demands, damages, penalties, judgments, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, howsoever and by whomsoever asserted, arising out of or in any way connected with any collateral, outright or other assignment by Tenaska or any foreclosure or other exercise of remedies by the Permitted Financing Assignee of this Agreement or Tenaska's or the Permitted Financing Assignee's rights or interests under this Agreement. Notwithstanding any other provision of this Section 16.1, Tenaska shall not be obligated to indemnify and hold harmless Georgia Power from and against any loss, liability, obligation, claim, demand, damage, penalty, judgment, cost or expense to the extent caused by Georgia Power's sole negligence or willful misconduct.

         16.2 ASSIGNMENT BY GEORGIA POWER. Georgia Power may, at any time, without notice to, or the consent of, Tenaska or any other Person, including, without limitation, any Permitted



                                   Appendix A

Financing Assignee, Purchaser in Foreclosure or Outright Assignee, sell, assign, delegate, encumber or transfer to any Indenture Trustee, Affiliate of Georgia Power, any successor by merger or otherwise of Georgia Power or any Qualified Person, and/or create or permit to exist Permitted Liens against all or any part of this Agreement and/or Georgia Power's rights, obligations, title or interest in, to and under this Agreement.


                            SECTION 17: MISCELLANEOUS

         17.1 GEORGIA POWER'S AGENT. Wherever this Agreement requires Tenaska to provide information, schedules, notice or the like to, or to take direction from, Georgia Power, Tenaska shall provide information, schedules, notice or the like to, or receive direction from, Georgia Power or such agent of Georgia Power as Georgia Power may direct from time to time.

         17.2 NO PARTNERSHIP. Tenaska and Georgia Power do not intend for this Agreement to, and this Agreement shall not, create any joint venture, partnership, association taxable as a corporation, or other entity for the conduct of any business for profit.

         17.3 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon any respective successors and assigns of Tenaska and Georgia Power.

         17.4 NO THIRD PARTY BENEFIT. Nothing in this Agreement shall be construed to create any duty, obligation or liability of Georgia Power to any person or entity not a Party to this Agreement.

         17.5 NO AFFILIATE LIABILITY. Notwithstanding any other provision of this Agreement, no Affiliate of Georgia Power (including without limitation any Affiliate of Georgia Power acting as Georgia Power's agent where Georgia Power's agent is given certain authorities pursuant hereto) shall have any liability whatsoever for any Party's performance, nonperformance or delay in performance under this Agreement.

         17.6     TIME OF ESSENCE.  Time is of the essence of this Agreement.

         17.7 NO WAIVER. Neither Georgia Power's nor Tenaska's failure to enforce any provision or provisions of this Agreement shall in any way be construed as a waiver of any such provision or provisions as to any future violation thereof, nor prevent it from enforcing each and every other provision of this Agreement at such time or at any time thereafter. The waiver by either Georgia Power or Tenaska of any right or remedy shall not constitute a waiver of its right to assert said right or remedy, at any time thereafter, or any other rights or remedies available to it at the time of or any time after such waiver.



                                   Appendix A

         17.8 AMENDMENTS. Except as contemplated by Section 12.3, this Agreement may be amended by and only by a written instrument duly executed by each of Tenaska and Georgia Power, which has received all approvals of Governmental Authorities of competent jurisdiction necessary for the effectiveness thereof.

         17.9 NOTICE. Any notice, request, consent or other communication permitted or required by this Agreement shall be in writing and shall be deemed given on the Day hand-delivered to the representative identified below, or the third (3rd) Day after the same is deposited in the United States Mail, first class postage prepaid, and if given to Georgia Power shall be addressed to:

                  Georgia Power Company
                  Attn: Senior Vice President, Power Delivery
                  241 Ralph McGill Boulevard, NE
                  Atlanta, GA   30308

with a copy to:

                  Southern Company Services, Inc.
                  Attn: Manager, Transmission Services
                  600 North 18th Street
                  Birmingham, AL  35203

and if given to Tenaska shall be addressed to:

                  Tenaska Georgia Partners, L.P.
                  Attn: Contract Administrator
                  1044 N. 115 Street, Suite 400
                  Omaha, Nebraska   68154


unless Georgia Power or Tenaska shall have designated a different representative or address for itself by written notice to the other. Tenaska shall comply with reasonable requirements of Georgia Power regarding communications with Georgia Power relative to the performance of this Agreement.

         17.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         17.11 CROSS-REFERENCES. All cross-references contained in this Agreement to Sections,



                                   Appendix A
are to the Sections of this Agreement, unless otherwise expressly noted.

         17.12 ARTICLE AND SECTION HEADINGS. The descriptive headings of the various Articles and Sections of this Agreement have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

         17.13 INCLUDING. Wherever the term "including" is used in this Agreement, such term shall not be construed as limiting the generality of any statement, clause, phrase or term.

         17.14 GOVERNING LAW. The validity, interpretation and performance of this Agreement, and each of its provisions, are subject to and shall be governed by the laws of the State of Georgia , without giving effect to conflict of laws principles.

         17.15 MERGER. This Agreement represents the entire agreement between the Parties and all previous communications, representations and agreements between the Parties with reference to the subject matter of this Agreement, whether oral or written, are hereby abrogated.

         17.16 NERC. To the extent not inconsistent herewith, Tenaska shall comply with any operational specifications and requirements specified by Georgia Power and all planning standards and operating guidelines of the North American Electric Reliability Council or its successor.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]





                                   Appendix A

         IN WITNESS WHEREOF, Tenaska and Georgia Power have caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.


                                 TENASKA GEORGIA PARTNERS, L.P.


                                 By: Tenaska Georgia, Inc.

                                 Title: Managing General Partner

                                 /s/
                                   -------------------------------
                                 By:      Darrell Bevelhymer
                                          Vice President

                                 Date: 10/21/99


                                 GEORGIA POWER COMPANY

                                 /s/
                                   --------------------------------
                                 By: Wayne T. Dahlke

                                 Title: Senior Vice President, Power Delivery

                                 Date: October 19, 1999



                                  Appendix A

                                   APPENDIX A

                           INTERCONNECTION PROCEDURES

         The following requirements apply to Tenaska's Facility when operated in parallel with the Georgia Power Electric System.

                  A. OPERATING LIMITS.

                  In order to minimize objectionable and adverse operating conditions on the electric service provided to other customers by Georgia Power, the Facility shall meet the following operating criteria:

                  1. VOLTAGE.

                     When Tenaska is connected or delivering power to the Georgia Power Electric System, Tenaska shall operate its generation to meet the voltage schedule communicated by the Georgia ITS system operator from time to time. If Tenaska cannot hold voltage schedule but is producing its maximum amount of MVARS, then that is acceptable performance. It is anticipated that the Tenaska shall be producing MVARS below its maximum capability under normal system conditions.

                  2. FREQUENCY.

                     The Facility shall maintain a nominal operating frequency of 60 hertz. Tenaska may be required to assist in supporting system frequency if requested by Georgia Power.

                  3. GOVERNOR CHARACTERISTICS.

                     The Facility shall be capable of providing an immediate and sustained response to abnormal frequency excursions within the machine design parameters. The governors shall be properly maintained and shall provide droop characteristics consistent with the requirements of NERC, SERC and the Southern Company control area. At a minimum, governors shall be fully responsive to frequency deviations specified by NERC, SERC and the Southern Company control area during normal operating conditions only, as defined by Good Utility Practices. In no event shall the governors be blocked by Tenaska without the express written permission of Georgia Power.



                                  Appendix A

                  4. MINIMUM ACCEPTABLE REACTIVE CAPABILITY.

                     a. REACTIVE POWER PRODUCTION. At continuous rated output, simulations must show that the Tenaska's Facility shall have the capability of dynamically supplying at least 0.33 MVARS at the 500 kV Interconnection Point for each MW supplied when the Facility is tested at 102% of nominal voltage.

                     b. REACTIVE POWER ABSORPTION. The Facility shall also be capable of dynamically absorbing 0.23 MVARs from the transmission system for each MW supplied at the 500 kV Interconnection Point during simulations when the Facility is tested at 105% of nominal voltage.

                     Simple Cycle combustion turbines used as peaking generation may be exempted from the MVAR absorption requirements.

                  5. HARMONICS.

                     The Facility shall not introduce excessive distortion to the Georgia Power Electric System's voltage and current waveforms. The harmonic distortion measurements shall be made at transmission facility serving the Facility and be within the limits specified in the tables below.

                     5.1. CURRENT HARMONICS.

                  MAXIMUM ALLOWABLE HARMONIC CONTENT (CURRENT)
                          (IN PERCENT OF TOTAL CURRENT)
                            HARMONIC ORDER NUMBER (H)


                                           11 LESS THAN       17 LESS THAN       24 LESS THAN
                                            OR EQUAL TO        OR EQUAL TO        OR EQUAL TO
                      H LESS THAN 11       H LESS THAN 16     H LESS THAN 23     H LESS THAN 35      36 LESS THAN H
        ODD                 2.0                 1.0                0.75                0.30               0.15
       EVEN                 0.50               0.25                0.19               0.075               0.04


              Total current harmonic distortion may not exceed 2.5%




                                  Appendix A

                     5.2. VOLTAGE HARMONICS.

                  MAXIMUM ALLOWABLE HARMONIC CONTENT (VOLTAGE)
                                  (IN PERCENT)

                For nominal voltage at interconnection point of 69 kV to 115 kV
                           Maximum Individual Harmonic:  1.50
                           Maximum Total Harmonic Distortion:  2.50

                For nominal voltage at interconnection point of 161 kV and above
                           Maximum Individual Harmonic:  1.00
                           Maximum Total Harmonic Distortion: 1.50

                  B. TENASKA STEP-UP TRANSFORMER.

                  To minimize possible adverse effects on other Georgia Power customers, a power transformer is required between the Facility and the Georgia Power Electric System. This transformer's windings shall be connected according to the requirements of Georgia Power.

                  C. ENERGIZATION OF GEORGIA POWER EQUIPMENT BY TENASKA.

                  Tenaska shall not energize, or de-energize, Georgia Power equipment. The necessary control devices shall be installed by Tenaska on the Facility to prevent the energization of de-energized Georgia Power equipment by Tenaska's Facility.

                  D. SYNCHRONIZATION OF TENASKA'S FACILITY.

                  Tenaska is responsible for the synchronization of the Facility to the Georgia Power Electric System. Georgia Power shall have bus differential relaying at the Interconnection Point and Tenaska must insure that its Facility is disconnected from Georgia Power whenever the bus is de-energized. Georgia Power may re-energize the bus by remote control and Georgia Power shall not be responsible for damage to the Facility due to an out-of-phase condition during re-energization.

                  E. TELEMETERED QUANTITIES.

                  Georgia Power shall provide the data protocol, and Tenaska shall install as part of the Interconnection Facilities any equipment necessary to deliver telemetered signals to Georgia Power specifying the voltage and watts, vars, and watthours delivered to the Georgia Power Electric System at the Interconnection Point.



                                   Appendix A

                                Appendix B-2 of 2



                                   APPENDIX B

                                 SPECIFICATIONS
                                       TO
                            INTERCONNECTION AGREEMENT
                                     BETWEEN
                                     TENASKA
                                       AND
                              GEORGIA POWER COMPANY


1)    LOCATION OF INTERCONNECTION POINT:
      Adjacent to the Wansley - Fortson 500 kV ITS transmission line in Heard County, Georgia near the City of Franklin, Georgia.

2)    DESCRIPTION OF INTERCONNECTION POINT:
      The point at which the conductors from Generator's high side step-up transformers connect to Company's 500 kV generator disconnect devices.

3)    DESCRIPTION OF STATION SERVICE CONNECTIONS:
      Generator's station service facilities are provided by Generator. Generator will arrange for starting station service power supply as a retail customer.

4)    INTERCONNECTION FACILITY REQUIREMENTS:
      The interconnection facilities are sufficient to accommodate 900 MWs upon completion in 2001.

5)    DESCRIPTION OF INTERCONNECTION FACILITIES:
      Interconnection facilities at the point of interconnection consist of:

      - Two 500 kV connections to the existing Wansley - Fortson 500 kV ITS transmission line
      - A 500 kV ring bus with three 500 kV line circuit breakers complete with disconnect switches, relaying and controls
      - Three 500 kV disconnect devices for Generator's high side step-up transformers

      Additional interconnection facilities consist of:
      -  Protective relaying equipment at Wansley substation

                                Appendix B-1 of 2

      -  Protective relaying equipment at Fortson substation


6)    DESCRIPTION OF GENERATOR'S FACILITIES AT THE INTERCONNECTION POINT

      - Three 500 kV generator step-up transformers connected grounded wye at 500 kV and connected delta at the generator voltage;
       -  Three sets of 500 kV lightening arresters located adjacent to the generator step up transformers.

                                   APPENDIX C

              PLANNED MAINTENANCE WORK SCOPE FOR THE COVERED UNITS

                                   APPENDIX C

PLANNED MAINTENANCE WORK SCOPE FOR THE COVERED UNITS

C.1      SELLER'S WORK SCOPE DURING PLANNED MAINTENANCE
This section contains a description of the work scope that is typical for each type of Planned Maintenance event on the Covered Units. These work scopes are TYPICAL and in no way represent the exact detailed scope to be followed in each maintenance event. In all cases the actual work scope for a Planned Maintenance event inspection will be governed by the nature of the Parts and Services which are required and by the definitions of the items covered by Planned Maintenance as set forth in this Contract. For manpower loading and duration's for each Gas Turbine maintenance event refer to GE Publication GER - 3620F.


Typical Inspections:

    Gas Turbine                 Steam Turbine             Generator
Combustion Inspection      Minor                     Minor
Hot Gas Path Inspection    Major                     Major
Major Inspection



During Planned Maintenance the following components are always inspected with repair or replacement performed as necessary:

    Gas Turbine              Steam Turbine                      Generator
Buckets                  Buckets                             Bearing
Nozzles                  Diaphragms                          Hydrogen Seals
Combustion Liners        Valve Components                    Oil Deflectors
Transition Pieces        Packing                             Generator Field
Packing                  Auxiliary Equipment                 Stator Windings
Auxiliary Equipment


If Buyer performs maintenance on the Auxiliary Equipment at any time except during Planned Maintenance Outages, then Buyer will be responsible for repair and replacement and replenishment of inventory of those parts used to the extent that repair, replacement and replenishment of inventory is not covered by Seller in accordance with Appendix A, Article 3.3. Seller will be responsible for repair and replacement and replenishment of inventory of those parts used during a Planned Maintenance inspection. The foregoing may also be treated as Unplanned Maintenance depending upon the nature of the occurrence as set forth in the definition of Unplanned Maintenance.

The following components of a Covered Unit are included in Planned Maintenance as Inspect Only:

Rotor
Shells
Casing


The compressor will be included as follows:

Compressor inspections for fouling, damage, corrosion and leakage is included as inspect only during Planned Maintenance. The compressor blading is expected to last through the term of this Contract and therefore Planned Maintenance only consists of inspection services, replacement of inlet guide vane bushings, and cleaning and blending of compressor blades, as may be required. Any replacements of the blades or repairs to the compressor will be covered as Unplanned Maintenance.

Heavy lift equipment to be provided in accordance with Section 3.9 of Appendix
A.

         I.       COMBUSTION INSPECTION WORK SCOPE

         A.       PRE-SHUTDOWN CHECKS

                  The following will be reviewed, checked and recorded jointly by Buyer and Seller personnel prior to or at the shutdown:

                  1.       Review active TILs.

                  2.       Record baseline operating data.

                  3.       Record vibration readings from control room panel.

                  4. Review diagnostic alarm log on the Speedtronic Mark V, Gas Turbine Control System and the Generator Excitation Control System.

         B.       MOBILIZATION

                  1. Move on job site, marshal tools and equipment adjacent to the unit.

                  2.       Establish work crews.

                  3. Conduct site safety meeting and confirm random drug testing compliance if requested by Buyer.

                  4.       Prepare site for work.

                  5. Before proceeding with the inspection ensure that the gas turbine is shutdown, electrical power is locked out and is tagged out, CO2 system is deactivated, and the gas and steam supplies are blanked off (work to be performed by others).

         C.       DISASSEMBLY

                  1.       Remove turbine compartment roof and side panels.

                  2.       Remove gas fuel lines.

                  3.       Unbolt and open up combustion casing covers.

                  4.       Remove fuel nozzles.

                  5. Remove crossfire tube retainers, combustion liners, crossfire tubes, and flow sleeves. 6. Remove combustion casings.

                  7.       Remove transition pieces.

                  8.       Remove inlet plenum access panel.

         D.       INSPECTION

                  1.       Visually inspect all removed combustion hardware.

                  2.       Inspect inlet guide vanes and bushings.

                  3.       Clean and stone all horizontal and vertical joints.

                  4. Visually inspect all fuel gas and water piping before reinstalling.

                  5.       Perform Borescope Inspections and associated checks.

                  6.       Visually inspect leading face of first stage nozzle.

                  7.       Visually inspect exit of compressor.

         E.       REASSEMBLY

                  1.       Install transition pieces.

                  2.       Install combustion casings.

                  3. Install crossfire tubes and retainers, combustion liners, and flow sleeves.

                  4.       Install combustion casing covers.

                  5.       Install fuel nozzles.

                  6.       Install fuel gas lines (pig-tail piping).

                  7.       Install turbine compartment roof and side panels.

                  8. Perform start-up activities including functional check of Mark V Control System and calibration of Dry Low Nox Control System, gas control valves, IGVs, etc.

                  F.           COMPLETION

                  1. Leak check all areas of turbine at first operational run.

                  2. Stand by for start-up (delays beyond GEII control greater than 8 hours will be considered Extra Work).

                  3.       Record baseline data with turbine on-line.

                  4.       Move off job site.

                  5. Furnish inspection report within one (1) month after the Covered Unit is returned to service.

II.      HOT GAS PATH INSPECTION WORK SCOPE

         A.       PRE-SHUTDOWN CHECKS

                  The following will be reviewed, checked and recorded jointly by Buyer and Seller personnel prior to or at the shutdown:

                  1.       Review active TILs.

                  2.       Record baseline operating data.

                  3.       Record vibration readings from control room panel.

                  4. Review diagnostic alarm log on the Speedtronic Mark V, Gas Turbine Control System and the Generator Excitation Control System.

         B.       MOBILIZATION

                  1. Move on job site, marshal tools and equipment adjacent to the unit.

                  2.       Establish work crews.

                  3. Conduct site safety meeting and confirm random drug testing compliance if requested by Buyer.

                  4.       Prepare site for work.

                  5. Before proceeding with the inspection ensure that the gas turbine is shutdown, electrical power is locked out and is tagged out, CO2 system is deactivated and the gas and steam supplies are blanked off (work to be performed by others).

         C.       DISASSEMBLY

                  1.       Remove turbine compartment roof and side panels.

                  2.       Remove gas fuel lines.

                  3.       Remove fuel nozzles.

                  4.       Remove cooling and sealing air lines.

                  5.       Unbolt and open up combustion casing covers.

                  6. Remove crossfire tube retainers, combustion liners, crossfire tubes, and flow sleeves.

                  7.       Remove combustion casings.

                  8.       Remove transition pieces.

                  9.       Place mechanical jacks under the turbine casing.

                  10.      Remove turbine casing bolts.

                  11.      Remove upper half turbine casing.

                  12. Remove upper and lower halves of the first stage nozzle.

                  13.      Remove inlet plenum access panel.

         D.       INSPECTION

                  1.       Visually inspect all removed combustion hardware.

                  2. Measure and record initial turbine clearances, rotor thrust, and 2nd and 3rd stage nozzle deflection.

                  3. Measure and record first stage nozzle concentricity and ellipticity.

                  4. Visually inspect first stage nozzle and replace if necessary.

                  5. Visually inspect the second and third stage nozzles in place and replace if necessary.

                  6. Visually inspect first, second and third stage turbine buckets and replace if necessary.

                  7.       Visually inspect inlet guide vanes and bushings.

                  8. Clean and visually inspect upper and lower half casings for pitting, corrosion and erosion.

                  9.       Clean and stone all horizontal and vertical joints.

                  10. Visually inspect all fuel gas and water piping before reinstalling.

         E.       REASSEMBLY

                  1.       Install the lower half of the first stage nozzle.

                  2.       Install the upper half of the first stage nozzle.

                  3.       Install upper half turbine casing.

                  4. Remove mechanical jacks from under the turbine casing.

                  5.       Install transition pieces.

                  6.       Install combustion casings.

                  7. Install crossfire tubes and retainers, combustion liners, and flow sleeves.

                  8.       Install combustion casing covers.

                  9.       Install cooling and sealing air lines.

                  10.      Install fuel nozzles.

                  11.      Install fuel gas lines (pigtail piping).

                  12.      Install turbine compartment roof and side panels.

                  13. Perform start-up activities including functional check of Mark V Control System and calibration of Dry Low Nox Control System, gas control valves, IGVs, etc.

         F.       COMPLETION

                  1. Leak check all areas of turbine at first operational run.

                  2. Stand by for start-up (delays beyond GEII control greater than 8 hours will be considered Extra Work).

                  3.       Record baseline data with turbine on-line.

                  4.       Move off job site.

                  5. Furnish inspection report within one (1) month after the Covered Unit is returned to service.

III.     MAJOR INSPECTION WORK SCOPE

         A.       PRE-SHUTDOWN CHECKS

                  The following will be reviewed, checked and recorded jointly by Buyer and Seller personnel prior to or at the shutdown:

                  1.       Review active TILs.

                  2.       Record baseline operating data.

                  3.       Record vibration readings from control room panel.

                  4. Review diagnostic alarm log on the Speedtronic Mark V, Gas Turbine Control System and the Generator Excitation Control System.

         B.       MOBILIZATION

                  1. Move on job site, marshal tools and equipment adjacent to the unit.

                  2.       Establish work crews.

                  3. Conduct site safety meeting and confirm random drug testing compliance if requested by Buyer.

                  4.       Prepare site for work.

                  5. Before proceeding with the inspection ensure that the gas turbine is shutdown, electrical power is locked out and is tagged out, CO2 system is deactivated and the gas and steam supplies are blanked off (work to be performed by others).

         C.       DISASSEMBLY

                  1. Separate load coupling for alignment check. Perform alignment checks.

                  2.       Remove turbine compartment roof and side panels.

                  3.       Remove gas fuel lines and fuel nozzles.

                  4.       Remove cooling and sealing air lines.

                  5.       Unbolt and open up combustion casing covers.

                  6. Remove crossfire tube retainers, combustion liners, crossfire tubes, and flow sleeves.

                  7.       Remove combustion casings and transition pieces.

                  8.       Place mechanical jacks under the turbine casing.

                  9. Remove turbine casing bolts and upper half turbine casing.

                  10.      Unbolt and remove upper half inlet plenum.

                  11.      Unbolt and remove upper half exhaust frame.

                  12. Unbolt and remove inlet, compressor and compressor discharge casings.

                  13. Remove upper and lower halves of the first stage nozzle, second stage nozzle and third stage nozzle.

                  14. Remove the upper half inner compressor discharge casing.

                  15. Disassemble the upper half number one and two bearing housings. Disassemble thrust bearing.

                  16.      Remove the gas turbine rotor.

                  17. Remove the generator end shields on the turbine and exciter ends.

                  18. Disassemble generator bearings and remove generator field.

         D.       INSPECTION

                  1.       Inspect load coupling.

                  2.       Visually inspect all removed combustion hardware.

                  3. Measure and record initial turbine clearances, rotor thrust, and second and third stage nozzle deflection.

                  4. Visually inspect first, second and third stage nozzles.

                  5. Visually inspect first, second and third stage turbine buckets and compressor rotor and stator blading.

                  6.       Measure and record compressor clearances.

                  7. Inspect number one and number two bearings and their associated oil deflectors.

                  8.       Visually inspect the hot gas path.

                  9.       Inspect inlet guide vanes and bushings.

                  10. Clean and visually inspect upper and lower half casings for pitting, corrosion and erosion.

                  11.      Clean and stone all horizontal and vertical joints.

                  12. Visually inspect all fuel gas and water piping before reinstalling.

                  13. Measure and record thrust clearance, assembly compressor clearances, and assembly turbine clearances.

                  14. Measure and record final alignment readings (any alignment correction of the bases will be performed on an extra work basis - refer to section 5).

                  15. Inspect generator bearings and their associated oil deflectors.

         E.       REASSEMBLY

                  1.       Lower half

                           a) Install the lower half #1 and #2 gas turbine bearings.

                           b)       Install gas turbine rotor.

                           c)       Assemble the #1 and #2 gas turbine bearings.

                           d)       Assemble thrust bearing.

                           e) Install the lower halves of the first, second and third stage nozzles.

                  2.       Upper half


                           a) Install the upper halves of the first, second and third stage nozzles.

                           b) Install the upper half inner compressor discharge casing.

                           c) Install inlet, compressor, and compressor discharge casings.

                           d)       Install upper half exhaust frame.

                           e)       Install upper half inlet plenum.

                           f)       Install upper half turbine casing.

                           g) Remove mechanical jacks from under the compressor and turbine casings.

                           h)       Install inlet and exhaust plenum access
                                    panels.

                           i)       Install transition pieces.

                           j) Install outer combustion casings and aft flow sleeves.

                           k) Install crossfire tubes and retainers, combustion liners, and forward flow sleeves.
                                    l) Install combustion outer casing covers.

                           m)       Install cooling and sealing air lines.

                           n)       Install fuel nozzles.

                           o)       Install fuel gas lines (pigtail piping).

                           p) Install turbine compartment roof and side panels.

                           q)       Install generator field.

                           r)       Assemble generator bearings.

                           s)       Check alignment and make up load coupling.

                           t) Install the turbine end and the collector end, generator end shields.

                           u)       Install collector enclosure back on
                                    foundation, if applicable.

                           v) Perform start-up activities including functional check of Mark V Control System and calibration of Dry Low Nox Control System, gas control valves, IGVs, etc.

         F.       COMPLETION

                  1. Leak check all areas of turbine at first operational run.

                  2. Stand by for start-up (delays beyond GEII control greater than 8 hours will be considered Extra Work).

                  3.       Record baseline data with turbine on-line.

                  4.       Move off job site.

                  5. Furnish inspection report within one (1) month after the Covered Unit is returned to service.

IV.      GENERATOR MINOR INSPECTION

         A.       PRE-SHUTDOWN CHECKS
                  The following will be checked and recorded prior to shutdown:

                  1.       Check double insulated bearings.

                  2.       Recurring problems and discrepancies review

                  3. Present annunciator drops 4. Operating data 5. Review active TILs.

         B.       MOBILIZE

                  1.       Marshal tools and equipment adjacent to the unit.

                  2.       Establish work crews.

                  3.       Prepare site for work.

                  4.       Conduct site safety meeting.

         C.       REMOVE LAGGING

                  1.       Upper end shield lagging

         D.       DISASSEMBLE GENERATOR

                  1. Disassemble journal bearings, visually inspect, and record clearances and condition, including ball seat contact and pinch checks.

                  2.       Disassemble oil deflectors and hydrogen seals.

                  3.       Disassemble/remove collector brush holder rigging.

         E.       INSPECTION

                  1. All results will be recorded on standard inspection forms.

                  2.       Visually Inspect/Clean.

                           a)       Bearings

                           b)       Oil deflectors

                           c)       Hydrogen seals

                  3. Perform MAGIC visual inspection within the Stator and Field air gap to inspect stator core laminations, stator wedges, field wedges and surface on the inboard ends of the retaining rings provided the gap is 1.2" or greater.

         F.       ASSEMBLE GENERATOR

                  1.       Hydrogen seals

                  2.       Bearings

                  3.       Oil deflectors

                  4.       Collector brush rigging

         G.       ASSEMBLE LAGGING

                  1.       Upper end shield lagging

         H.       PRE-START AND OPERATIONAL CHECKS

                  1.       Check slow roll operation.

                  2.       Record start-up and operational data.

         I.       DEMOBILIZE

                  1.       Clean up the work area.

                  2.       Remove tools.

         J.       REPORT

                  1. A final typewritten report of the inspection, including: conditions found, work performed, inspection data, clearance data, operational data, recommendations, and spare and renewal parts, will be prepared and submitted within 1 month after the unit is returned to service.

V.       GENERATOR MAJOR INSPECTION

         A.       PRE-SHUTDOWN CHECKS
                  The following will be checked and recorded prior to shutdown:

                  1.       Check double insulated bearings.

                  2.       Recurring problems and discrepancies review

                  3. Present annunciator drops 4. Operating data 5. Review active TILs.

         B.       MOBILIZE

                  1.       Marshal tools and equipment adjacent to the unit.

                  2.       Establish work crews.

                  3.       Prepare site for work.

                  4.       Conduct site safety meeting.

         C.       REMOVE LAGGING

                  1.       Upper end shield lagging

                  2.       Upper cooler dome lagging

         D.       DISASSEMBLE GENERATOR

                  1. Disassemble journal bearings, visually inspect, and record clearances and condition, including ball seat contact and pinch checks.

                  2.       Disassemble oil deflectors and hydrogen seals.

                  3.       Disassemble end shield piping.

                  4.       Disassemble/remove collector brush holder rigging.

                  5.       Remove end shields and generator field.

                  6.       Remove stator cooler heads.

         E.       INSPECTION

                  1. All results will be recorded on standard inspection forms.

                  2.       Visually Inspect/Clean.

                           a)       Bearings

                           b)       Oil deflectors

                           c)       Hydrogen seals

                           d)       Coolers

                           e)       Generator field

                           f)       Stator windings

                  3. It is recommended at each major inspection on either a gas turbine generator or steam turbine generator to perform the following inspections and tests:

         F.       ELECTRICAL TESTS

                  1.       Stator

                           a) 10-Minute Insulation Resistance with Polarization Index

                           b)       Winding Copper Resistance

                           c)       RTD Resistance Check and Insulation
                                    Resistance

                           d)       DC Leakage

                  2.       Field

                           a) 10-Minute Insulation Resistance with Polarization Index

                           b)       Winding Copper Resistance

                           c)       AC Impedance Test

         G.       VISUAL INSPECTION

                  1.       Stator, including High Voltage bushings

                  2.       Field

                  3.       Excitation equipment

         H.       COMPREHENSIVE FORMAL REPORT

                  1.       Unit Maintenance History

                  2.       Test Data

                  3.       Visual Inspection

                  4.       Analysis of Conditions

                  5.       Recommendations

         I.       REPORT OF GENERATOR INSPECTION AND TEST

                  1. A comprehensive Generator Inspection and Test Report, with evaluations and recommendations, is an integral part of the service package. Such a report, by providing a meaningful description of the generator condition, will be useful in planning current and future maintenance projects and parts ordering requirements.

         J.       PURCHASER RESPONSIBILITIES

                  1.       Offload, locate and reload test equipment.

                  2.       Tag-out all equipment.

                  3. Make necessary disconnection of generator line and neutral leads and RTD's at their terminal board prior to the arrival of the Generator Specialist.

                  4.       Reconnect items disconnected in (C.1.VIII.J.3).

                  5. Supply power (220V AC, single-phase, approximately 30 amps) to test equipment. 6. Provide weatherproof enclosure.

         K.       ASSEMBLE GENERATOR

                  1.       Install stator cooler heads.

                  2.       Generator field

                  3.       Hydrogen seals

                  4.       Bearings

                  5.       Oil deflectors

                  6.       End shields

                  7.       Collector brush rigging

         L.       ASSEMBLE LAGGING

                  1.       Upper end shield lagging

                  2.       Stator cooler dome lagging

         M.       PRE-START AND OPERATIONAL CHECKS

                  1.       Check slow roll operation.

                  2. Record start-up and operational data.

         N.       DEMOBILIZE

                  1.       Clean up the work area.

                  2.       Remove tools.

         O.       REPORT

                  1. A final typewritten report of the inspection, including: conditions found, work performed, inspection data, clearance data, operational data, recommendations, and spare and renewal parts, will be prepared and submitted within 1 month after the unit is returned to service.

C.2      BUYER'S WORK SCOPE DURING PLANNED MAINTENANCE

In addition to the Buyer's Responsibilities described in Part 4 of Appendix A, Buyer shall perform the following specific work scope items during Planned Maintenance Inspections:



I.       GT COMBUSTION INSPECTION

         Assist with functional check of Mark V Control System, and calibration of Dry Low NOx Control System, gas control valves, IGVs, etc.
         Replace all filters when necessary.

II.      GT HOT GAS PATH INSPECTIONS

         A.       Check and replace faulty wheel space thermocouples.

         B. Upon reconnection of electrical and instrumentation verify connections, calibrations and rotation check.

III.     GT MAJOR INSPECTION

         Inspect inlet systems for corrosion cracked silencers, bleed heat manifold inspection and loose parts.

IV.      GENERATOR MINOR

         A. Perform instrument calibrations, such as vibration probes, temperature switches, etc.

         B. Direct its instrument technicians to remove and install electrical components and instruments.

V.       GENERATOR MAJOR INSPECTIONS

         A. Inspect terminal box hardware, high voltage bushings, bushing terminals, terminal box bushings seals, and current transformer assembly.

         B. Perform electrical disconnects on 18/20 kV Bus work to support generator testing for GE

ALL OUTAGES OWNER'S/OPERATOR'S PLANNED WORK SCOPE

         A.       Routine Maintenance on auxiliary equipment

         B. Assist Seller with functional check of Mark V controls, and calibration of turbine supervisory instrumentation

         C.       Lube oil pumps, sumps and equipment

         D.       Hydraulic pump, sumps and equipment

         E.       Seal oil pumps

         F.       Emergency oil pumps

                                   APPENDIX D








The following is a description of information which cannot be submitted electronically:


GE COMPANY - GEI41040F - PROCESS SPECIFICATION: FUEL GASES FOR COMBUSTION IN HEAVY GAS TURBINES (GEI41040F) - NOVEMBER 1998 - 14 PAGES

                                   APPENDIX E








The following is a description of information which cannot be submitted electronically:


GE COMPANY  GEI41047H - GAS TURBINE FUEL SPECIFICATIONS - JUNE  1992 - 22 PAGES

                                   APPENDIX F








The following is a description of information which cannot be submitted electronically:


GE COMPANY - GEK101944 - REQUIREMENTS FOR WATER/STEAM PURITY IN GAS TURBINES - APRIL 1995 - 6 PAGES

                                   APPENDIX G









                                   (RESERVED)

                                   APPENDIX H
                              M&D SYSTEM CONDITIONS


As part of the M&D System, Seller or one of its affiliates shall place On-Site Monitors (OSM) on the Covered Units. These OSMs will be connected by a telephone line to the GE Monitoring and Diagnostic Center located in Schenectady, New York, and are intended to assist Seller to more efficiently manage its obligations under this Contract.

The OSM consists of the following components to be installed at the Site:

1.       One Windows NT based computer system (CPU, Monitor, Keyboard,
         Trackball, etc.).

2.       One internal modem per computer system to provide remote access.

3. The required interconnection devices such as short haul modem pairs, etc.

4. The software package and configuration to collect and monitor data from the turbine control system and other specified devices.

5.       An external DAT tape backup device.

The following conditions shall apply to the OSM:

1. Seller assumes no greater or lesser liability than it has under the terms of the Contract as a result of the application of the OSMs to the Covered Units. Further, Seller shall not be responsible, whether in contract, tort (including strict liability or fault), warranty or otherwise for failing to monitor the OSM or failing to notify Buyer of abnormalities.

2. The OSM equipment that will be placed on the Covered Units is passive and will not interfere in any way with the operation of that equipment.

3. Title to the OSM hardware and software is and shall remain with Seller or its affiliates. Seller does not sell or license the OSM, and does not grant any ownership or license interest in the OSM to Buyer by virtue of this program. Buyer acknowledges that, in addition to Seller-owned software, the OSM contains certain third party software, which may include, but is not limited to, software obtained by Seller from OSI Software, Inc., which Seller either owns or is licensed to use and that Seller does not extend any license to any such software to Buyer. Buyer agrees not to alter the hardware, software, connections or configuration of the OSM or its connection to the data stream, and will not add tags, links to other devices or systems or otherwise change the OSM setup, functioning and configuration, or connectivity.

4. The OSM will include standard data displays for data visualization which Buyer may view, and Seller will furnish to Buyer the password(s) necessary to do so. However, Seller assumes no liability whatsoever for any action, or inaction, which Buyer elects as a result of viewing this data.

5. Buyer agrees not to attempt to access any data, displays, information, software or other parts or functions of the OSM that have not been specifically made available to it by Seller, whether or not protected or restricted.

6. Buyer agrees not to disassemble, reverse engineer, reverse assemble, decompile or otherwise attempt to derive the source code of any OSM software, including third party software.

7. In the event that Buyer uses, accesses or alters any data, displays, information, software or hardware, or otherwise acts in violation of this agreement, including unauthorized use of any third party software such as, but not limited to, software of OSI Software, Inc., Seller and the third party software provider(s) shall have the right to recover damages from Buyer and Buyer shall indemnify and hold harmless GE from all claims, losses, damages, judgments, expenses, including attorneys' fees and litigation expenses, arising out of or related to any such violation of this agreement by Buyer. Buyer further understands and acknowledges that third party software providers may be able to assert certain other property rights, such as copyright rights, on their own behalf.

8. Buyer shall make a phone line available for Seller connection to the OSM assigned specifically for use of the OSM. This phone line shall not be used by Buyer or others for any other communications or purpose. The said phone line shall be and remain continuously connected to the OSM. The phone line must be direct and not through a switchboard. Buyer shall not connect, or allow to be connected, to the OSM any other phone line. Buyer shall not initiate or allow any remote access to the OSM, whether through the assigned phone line or otherwise, or allow others to do so.

9. Buyer does not have any right or responsibility to maintain or repair the OSM.

10. Seller will provide instruction to Buyer's personnel on-site concerning the OSM features to which Buyer will have access.

11. Buyer shall supply and maintain an electric power source for the OSM. Seller shall have a right to access the OSM and its connections at all reasonable times.

12. Buyer will ensure that each of their employees who may come in contact with the OSM is made aware of the Buyer commitments described herein, and abides by them.

13. Although the OSM program is to support Seller's obligations under the Contract, and will be removed at the conclusion of that program, the date of removal shall have no bearing on determining the term specified in the Contract.

                                   APPENDIX I





                                  SERVICE RATES


The following is a description of information which cannot be submitted electronically:



Appendix I-1 - Engineering Services Rates
Global Power Generation Services Department - effective January 1, 1999 - 2 pages

Appendix I-2 - G.E. Power Systems Craft Labor - 1 page

Appendix I-3 - Inspection & Repair Services Domestic External Commercial Rates - effective January 1, 1999 - 1 page

Recommended Operational & Maintenance Spare Parts 6 - 7FA IPS 80905 Tenaska - Spare Parts Recommendation - 6-17-99, 28 pages

                                   APPENDIX J





                  The following is a description of information which cannot be submitted electronically:


INITIAL OPERATIONAL SPARE PARTS

1. GT TURBINE OPERATIONAL SPARES - 3 PAGES
2. GT ACCESSORY GEAR SPARES -
4. PAGES
3. GENERATOR CONSUMABLE SPARES - 1 PAGE
4. GENERATOR EXCITATION SPARES - 3 PAGES
5. GT CONTROLS SPARES - 1 PAGE
6. GT LOAD COMMUTATED INVERTER SPARES - 2 PAGES

                                   APPENDIX K

INITIAL SPARE PARTS

Seller shall provide the following initial spares, on site prior to the Performance Start Date, to support the Sellers obligations in this Contract for the Price specified in Appendix A, Section 6.6.

-      Fuel Nozzle Assembly without Tips (1 set)
-      Combustion Liners & Cap Assembly (1 set)
-      Transition Pieces (1 set)
-      Fuel Nozzle (1 set)

     TOTAL                                                  $2,433,202.00

                                   APPENDIX L





                       TECHNICAL ADVISOR RESPONSIBILITIES

                                   APPENDIX L

                       TECHNICAL ADVISOR RESPONSIBILITIES

The LTSA Service Director serves as the single point GE contract for the Customer for all turbine generator services for the duration of the contract. The Service Director will coordinate outage activities, conduct periodic meetings, provide responses to technical inquiries, and work with the Customer to meet the Critical to Quality (CTs) initiatives set forth in the contract. The Service Director's responsibilities include, but are not limited to, the following:

- Coordinate the Power Generation Services (PGS), Apparatus Service Department (ASD), and Parts Center activities for the LTSA contract responsibilities and additional Customer extra work activities related to the turbine generator.

- Conduct Maintenance Planning Meetings, Pre-Outage Meetings, and Post-Outage Meetings.

- Conduct contract Quarterly Review Meetings which outline LSTA activities and unit performance.

- Order and track parts for the LTSA outages and inventory. A parts management system will include all spare parts within GE scope and identify their storage location or source of availability.

- Forward Technical Information Letters (TILs) and Engineering change Notices (ECNs) to the customer and plan the implementation of any recommendations from these documents.

- Track the repair of turbine generator parts in the ASK facilities and maintain a status chart of the parts in repairs.

- Respond to Customer technical inquiries utilizing the Power Answer Center to access the appropriate Engineering and commercial personnel.

- Provide information regarding the latest advancements in Conversion, Modification, and Upgrade (CM&U) opportunities to the customer and assist with implementation of any such CM&Us.

- Work with the plant O&M staff to develop maintenance schedules which optimize plant reliability and availability.

-        Maintain a unit operating history for the turbine generator sets.

- Identify Critical to Quality (CTQs) which need improvement and structure projects and action items to address the needs.

- Conduct periodic site visits to assess the operating condition of the units and address any concerns of the plant Operations and Maintenance personnel.

- Respond to forced outages to insure the best response time and provide the necessary resources to restore the unit to operating conditions in a timely manner.

                                   APPENDIX M

                        REDACTED POWER PURCHASE AGREEMENT




                 [SEE EPC AGREEMENT - EXHIBIT B, ATTACHMENT IV]